Exhibit 99.1

Graymark Productions, Inc. Signs Exchange Agreement to Acquire SDC Holdings, LLC, & ApothecaryRx, LLC

Graymark Productions, Inc. (OTCBB:GRMK), is pleased to announce execution of the Exchange Agreement that provides for the strategic acquisition and combination of SDC Holdings, LLC and ApothecaryRx, LLC. In connection with these acquisitions, Graymark filed a Preliminary Information Statement with the Securities and Exchange Commission that provides greater details of the pending acquisitions. It is anticipated that the acquisitions will be completed before the end of 2007.

SDC Holdings, LLC owns and operates nine state of the art sleep centers that diagnose and treat a full range of sleep disorders ranging from insomnia to obstructive sleep apnea. The centers are located in Oklahoma and Texas. SDC also owns a medical equipment company that provides products used in the treatment of obstructive sleep apnea. SDC plans to continue its growth through opening new centers and through acquisition of existing centers.

ApothecaryRx, LLC owns and operates eleven retail pharmacies located in Colorado, Minnesota, Missouri and Oklahoma. These independent, well established, and strategically located pharmacies sell prescription drugs and a limited assortment of healthcare items and general merchandise. ApothecaryRx plans to continue its growth through additional acquisitions.

John Simonelli, Chairman and CEO of Graymark Productions, Inc., stated, “We are very pleased to be moving into the dynamic healthcare industry. These acquisitions not only provide an immediate increase in revenues and cash flow, but also provide us with an excellent management team committed to an aggressive growth plan.”

This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Graymark Productions, Inc.

John Simonelli, 405-601-5300